EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF LIGHTPATH TECHNOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Lightpath Technologies, Inc., a Delaware corporation (the “Corporation”) does hereby certify as follows:

1.

The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock to 100,000,000 and Article FOURTH of the Corporation’s Certificate of Incorporation shall be amended as follows:

“The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, divided into One Hundred Million (100,000,000) shares of common stock, par value $0.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. The Board of Directors of the corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications, limitations, or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the corporation and filed as a Certificate of Designations pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.”

2.

The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth such proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 31st day of January, 2024.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ Shmuel Rubin
Shmuel Rubin
President and Chief Executive Officer